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                                   Exhibit 1.2


                         GALLEON MERCHANT BANKING, INC.
                            4901 N.W. 17th Way, #403
                         Fort Lauderdale, Florida 33309






                                                              June 10, 2002


BuyEnergy Corporation
5633 Strand Boulevard, #313
Naples, Florida 34110

Gentlemen:

         Reference is made to the Underwriting Agreement dated April 23, 2002 between BuyEnergy Corporation ("BuyEnergy" or the "Issuer") and Galleon Merchant Banking, Inc. ("Galleon") (the "Underwriting Agreement"). Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to such terms in the Underwriting Agreement.

         NASD Regulation, Inc. has requested that the Underwriting Agreement be amended to indicate that (a) in the event BuyEnergy's offering of common stock pursuant to the Underwriting Agreement is terminated, Galleon will be reimbursed only for its actual accountable out-of-pocket expenses and (b) to eliminate Galleon from receiving any cash or checks from subscribers.

         In consideration of the foregoing, each of BuyEnergy and Galleon agree as follows:


         1. Section 7 of the Underwriting is hereby amended to read in its entirety as follows:


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         "7. Escrow and Release of Proceeds. The Agent and the Issuer shall direct that each subscriber for Stock through the Agent shall subscribe for the Stock by (a) completing and executing a subscription agreement in the form attached hereto as Exhibit B (the "Subscription Agreement") and (b) delivering the completed and executed Subscription Agreement, together with a check payable to Buyenergy Escrow Account in the amount set forth on the signature page of the subscriber's Subscription Agreement to Wachovia Bank, National Association, 225 Water Street, 3rd Floor, Jacksonville, Florida 32202, Attention: Corporate Trust Department. The Issuer shall instruct Wachovia Bank, National Association (the "Escrow Agent") to (i) deliver each completed and executed Subscription Agreement the Escrow Agent receives to the Issuer by noon of the next business day after receipt by the Escrow Agent, (b) deposit the subscriber's check in the Escrow Account and (c) upon written notice from the Issuer to the Escrow Agent that the Issuer has accepted a subscription, to transmit to the Agent within two business days an amount equal to the Agent's compensation and reimbursement set forth in Section 6 with respect to the Stock which is the subject of the accepted subscription. If the Issuer rejects a subscription it shall promptly notify the Escrow Agent and instruct the Escrow Agent to return the entire amount of the subscription to the subscriber within five business days.


         2. Section 8 of the Underwriting Agreement is hereby amended to read in its entirety as follows:


         "8. Agent Expenses. The Agent shall be responsible for payment of all of its travel, printing and other expenses, whether or not there is a closing under the Offering. The Issuer shall reimburse the Agent for the Agent's legal fees, Blue Sky expenses, disbursements and mailing fees related to the Offering, provided, however, that if the Offering is terminated, then the Issuer shall only reimburse the Agent for such of the foregoing expenses which are out-of-pocket expenses and only upon presentation to the Issuer of reasonable documentation of such expenses."


         3. Section 9 of the Underwriting Agreement is hereby amended to read in its entirety as follows:


         "9. Subscriptions. There is no total minimum number of shares to be sold or a total minimum amount to be received prior to the use of the proceeds other than an amount which is acceptable to the Issuer to insure closing the transaction to merge with, acquire or be acquired by a target company, or until the termination of the offering. The maximum amount will be one hundred thirty-five thousand dollars ($135,000). Funds will be disbursed in accordance with the Escrow Agreement between the Issuer and the Escrow Agent.




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         4. Each of Galleon and Buyenergy represents to the other that all of its representations contained in the Underwriting Agreement are true and correct as of the date hereof.

         This letter agreement shall be referred to as Amendment No.1 to the Underwriting Agreement.

         Please indicate your agreement with the foregoing by signing one copy of this letter where indicated below and returning it to the undersigned.



                                               Very truly yours,

                                               GALLEON MERCHANT BANKING, INC.



                                               By:/s/ Nicholas A. Natale
                                                  ------------------------------
                                                  Nicholas A. Natale
                                                  President


AGREED TO:

BUYENERGY CORPORATION



By:/s/ Michael J. Pilgrim
   ---------------------------
   Michael J. Pilgrim
   President